Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-165478

Prospectus Supplement
(To Prospectus dated May 12, 2010)

9,000,000 Shares

Satcon Technology Corporation

Common Stock

We are offering 9,000,000 shares of our common stock. Our common stock is quoted on the Nasdaq Capital Market under the symbol "SATC." On October 21, 2010, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.08 per share.

Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-8 of this prospectus supplement, on page 1 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public offering price	$3.900	$35,100,000
Underwriting discounts and commissions	$0.234	$2,106,000
Proceeds to Satcon Technology Corporation (before expenses)	$3.666	$32,994,000

Delivery of the shares of common stock is expected to be made on or about October 27, 2010. We have granted the underwriter an option for a period of 30 days to purchase up to an additional 1,350,000 shares of our common stock solely to cover overallotments. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $2,421,900 and the total proceeds to us, before expenses, will be $37,943,100.

Sole Book-Running Manager

Jefferies & Company

Prospectus Supplement dated October 21, 2010

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You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

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About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated May 12, 2010, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

This prospectus supplement and the accompanying prospectus dated May 12, 2010, are part of a registration statement on Form S-3 (File No. 333-165478) we filed with the SEC using a "shelf" registration process. Under this "shelf" process, we may sell from time to time in one or more offerings up to $50,000,000 of shares of our common stock, warrants, purchase contracts, depositary shares, debt securities and unit securities.

Unless expressly stated otherwise, all references in this prospectus supplement and the accompanying prospectus to "the Company," "Satcon," "we," "us," "our" or similar references mean Satcon Technology Corporation and its subsidiaries on a consolidated basis.

Satcon®, Satcon Technology Corporation®, PowerGate®, Prism® and Solstice® are registered trademarks of our company, and Equinox™ and Edge™ are trademarks for which we have a pending trademark application. This prospectus supplement also includes trademarks, service marks and trade names of other companies.

When we refer to statistics and trends according to IMS Research, we are referring to the statistics and trends in the report entitled "The World Market for Photovoltaic Inverters 2010," published by IMS Research in July 2010 and updated on September 15, 2010.

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Prospectus Supplement Summary

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus supplement and does not contain all of the information that you should consider before investing in shares of our common stock. You should carefully read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before deciding to invest in shares of our common stock.

Our Business

Satcon® is a leading clean energy technology provider of utility-grade power conversion solutions, primarily for the large-scale commercial and utility-scale solar photovoltaic (PV) markets. For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power.

Our power conversion solutions boost total system power production and increase the profitability of PV power plants through system intelligence, advanced command and control capabilities, industrial-grade engineering and total lifecycle performance optimization. Our power conversion solution portfolio offers the widest range of power ratings (from 30 kilowatts (kW) to one megawatt (MW)) in the solar industry. We believe our PowerGate® Plus is the world's most widely deployed large-scale, utility-ready solution, with hundreds of millions of grid-connected kW hours delivered to date, and forms the foundation of our other power conversion solutions.

We are the leading power conversion solutions supplier to the largest North American PV developers and utilities. We believe our share of the North American large-scale commercial and utility-scale PV markets exceeds 50%. Internationally, we are a leading supplier of large-scale PV power conversion solutions in Europe, with shipments through September 30, 2010 totaling approximately $38 million, and in Asia, with a market share of approximately 30% for 2010. We believe that we are positioned to take advantage of significant growth opportunities in key solar PV markets in North America and Asia and in the established and thriving solar PV market in Europe. Today, global demand for solar power conversion solutions continues to outpace supply, creating strong demand for our products.

The quality and range of our power conversion solutions have helped us cultivate a large and diverse customer base. Recently, we have won many high profile contracts resulting in revenues for the first nine months of 2010 of between $98 million and $100 million, an increase of approximately 220% from our revenues during the nine months ended September 30, 2009. We believe that our strong sales reflect recognition by the market of the strength of our power conversion solutions coupled with increasing global demand for renewable energy. As of October 15, 2010, our backlog, which consists of firm fixed purchase orders from our customers expected to be shipped during the balance of 2010 through September 30, 2011 was approximately $124 million.

Our utility-grade power conversion solution portfolio consists of the following:

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  Satcon PowerGate Plus is, we believe, the world's most widely deployed large-scale, utility-ready PV inverter. PowerGate Plus increases efficiency and maximizes system uptime and power production. By combining sophisticated system intelligence with in-depth performance monitoring, PowerGate Plus provides power plant operators with an advanced level of command and control.

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  Satcon Equinox™, our next generation power conversion solution, which was first introduced in June 2010, features superior efficiency combined with three extreme climate packages to provide power plant operators with enhanced levels of system performance and uptime and the PV industry's broadest thermal operating range. Equinox is built on the foundation of Satcon PowerGate Plus.

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  Satcon Prism® is a fully integrated one MW medium voltage solution optimized for large-scale commercial and utility-scale PV installations. Incorporating advanced components and our PowerGate Plus inverter, Prism comes ready to connect a solar PV array to the utility grid, enabling fast installation through a modular prepackaged design.

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  Satcon Solstice® is the PV industry's first complete power-harvesting and array management solution for large-scale commercial and utility-scale solar PV plants. Solstice is a total system solution enabling intelligent management of the entire PV system while offering the flexibility of localized control over every component in the array, from the panel, to a single string, to the inverter, to the grid. Solstice breaks large arrays up into smaller, controllable increments of less than three kW and enables string-level energy harvest, which is then combined with a highly-optimized central power conversion system. A typical PV array only operates at an energy output of the lowest performing PV panel in the array. With Solstice, power output from each string of panels is independently optimized, allowing each string to operate at its full potential all day. The result is increased energy production from the entire array by 5-12% compared to the traditional inverter system, enabling a significant improved return on invested capital for our customers.

Industry Background

Inverters, which are the engines of power conversion solutions, are essential components for renewable energy systems. Their primary function is to convert direct current (DC) power into alternating current (AC) power. Advanced solar PV inverters are emerging as the core enabling technology platform for the growth of large-scale distributed energy systems. Through a combination of increased capacity, improved output quality and advanced control features, these more powerful, efficient and intelligent inverters are expected to enable a stepped improvement in both the controllability and the overall performance of solar PV production and distribution. We believe they will also be critical elements in improving the performance of future solar PV systems through advanced diagnostics and prognostics that will increase availability and minimize repair and maintenance requirements and cycles in order to help lower the cost of energy for power production from PV arrays.

As our industry advances, we are committed to providing technological leadership. Our value driving innovation expands beyond a component focus into building better complete systems, connecting the panel to the grid. Solstice is our first example of this expanded system approach, and we are committed to driving value deeper by developing better and more intelligent processes and technologies. This is what we see as our place in the smart grid - as a provider of solutions and systems that deliver smarter and faster performance on the energy supply side, enabling not only better integration of intermittent renewable resources onto the grid, but also delivering value-added capabilities that will improve the overall performance of the grid itself and evolve it from the electromechanical device that it is now into the digital device of the truly intelligent smart grid network.

The growth in large-scale solar energy plants has created strong worldwide demand for large-scale solar PV power conversion solutions, and is driving significant innovation in the technologies that are being deployed in order to maximize system performance and grid interoperability. According to IMS Research, the strong global demand for PV inverters in 2009 resulted in a record increase of an estimated 7.5 gigawatts (GW) in installed PV capacity compared to 2008, bringing global cumulative installed PV capacity to approximately 22 GW as of December 31, 2009. According to IMS Research, in 2009 the global market for PV inverters is estimated to have been approximately $2.8 billion, with inverter shipments totaling 8.3 GW. IMS Research estimates that the global PV inverter market will grow by approximately 100% in 2010, reaching $5.6 billion in sales, and will continue to grow globally at an average annual growth rate of about 10% from 2011 through 2014. According to IMS Research, the majority of this growth is expected to come from turn-key utility-scale PV inverters of 500 kW and above, which is a core capacity for us and a category that is expected to grow by approximately 50% compounded annually from 2009 to 2014. Additionally, we are recognized as a leader in large-scale commercial and utility-scale inverters over 250 kW, a category that is expected to grow by approximately 40% compounded annually from 2009 to 2014 according to IMS Research.

The strong growth in our market is catalyzed by the interaction of several market trends:

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  Government incentives are accelerating growth in the power conversion market. Many countries, including Germany, France, Italy, Greece, the United States, Canada, China and India, have set policies, such as renewable portfolio standards, to achieve a certain percentage of their overall energy generation from alternative energy sources. Several countries have committed to generating at least 20 percent of their electrical energy from renewable energy sources by 2020. Governments have also enacted a variety of tax incentives and subsidies to fuel the construction of renewable energy power plants. As our power conversion systems are integral components of many renewable energy power plants, primarily solar PV plants, we expect demand for them to continue to experience growth as a direct result of these government programs.

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  Utilities are deploying large-scale PV plants which drive power conversion solution sales. To satisfy mandates, utilities are building increasingly large renewable energy installations, often in the form of large-scale solar PV plants. These MW-size plants require the use of large-scale, high-grade power conversion systems. The technical expertise of leading power conversion companies is becoming increasingly important as utilities become more rigorous in specifications for the systems that connect these plants to the grid.

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  PV module price declines are encouraging new solar installations. Many solar power plants rely on PV arrays, a linked collection of PV modules, to convert solar energy into raw electricity. PV modules have seen significant and continual price declines in recent years due to advances in semiconductor processing technology and the increased availability of silicon, the substance used by a PV panel to generate electricity. The decreased cost of the basic building blocks of solar PV installations increases the attractiveness of solar power economics and helps catalyze the development of new solar plants, which in turn increases demand for power conversion systems.

Our Competitive Strengths

Customers in our industry demand a proven product that will perform at high efficiency in the field for many years. Our strengths include our long history of providing the broadest power conversion solution portfolio in the renewable energy industry, our continuing focus on innovation to increase the effective power yield that our customers can achieve for their invested capital, the high quality of our solutions enabling our customers to meet the exacting standards required to deliver power to the grid, the strength of our intellectual property portfolio and the breadth of our manufacturing footprint enabling us to meet the local manufacturing content requirements of many of the most significant PV markets.

Leading Market Position in the Global Large-Scale Power Conversion Solutions Market.    We are an established industry leader in the global market for large-scale commercial and utility-scale power conversion solutions, with our sales currently balanced across the three major geographic markets for the PV industry, North America, Asia and Western Europe. In North America, we are the dominant market share leader in large-scale commercial and utility-scale power conversion solutions, and own a significant portion of the Asian and Western European markets for these solutions. Over the past decade, our products have been used in some of the largest projects in the world, including the United States' largest urban solar plant, the world's largest rooftop solar power system and California's largest ground mounted and rooftop solar power systems. Many of the world's largest renewable energy companies trust our products and have become key customers, including: Southern California Edison Company, Pacific Gas & Electric Company, GCL Solar Systems Limited (GCL Solar), Chevron Corporation, Solon SE, LLC, Q Cells SE and SunEdison LLC. We continue to secure new customers and have won many contracts over the past few months. Revenues for the first nine months of 2010 are expected to be between $98 million and $100 million, an increase of approximately 220% from our revenues during the nine months ended September 30, 2009.

Well-Positioned to Capitalize on Anticipated Growth in Key Markets.    We have a leading presence in the growing renewable energy markets of North America and Asia, and over the past year have gained significant market share in the established market of Europe. Solar PV inverter installations in the United States are estimated to grow by approximately 40% compounded annually during the next three years according to IMS Research, and the largest growth within the industry is expected to be in the large-scale commercial and utility-scale segments as the United States is expected to become a key market in the global solar PV industry. In Canada, primarily as a result of the recently announced feed-in tariff, the Province of Ontario has become one of the fastest growing markets for commercial and utility PV development. Ontario has mandated that PV developers and utilities use a percentage of locally manufactured components in order to qualify for the program. Because we have manufactured inverters in Ontario for more than ten years, we have a unique opportunity as a supplier to this high growth market. The demand for large-scale commercial and utility-scale solar power in

China continues to expand at a rapid pace, with a projected compound annual growth rate of approximately 90% between 2009 and 2014 according to IMS Research. Our strategic relationship with GCL Solar, one of China's largest utility-scale solar power plant developers and suppliers, has made us a preferred supplier in China. We are also well-positioned to gain market share in the established European market. Europe represents the largest PV inverter market globally with more than 70% of PV inverter sales in 2009 and projected PV inverter sales growth of approximately 10% compounded annually per year through 2014, according to IMS Research. Our investments in North America, Europe and around the world are enabling us to increase our presence globally and have resulted in substantially increased customer bookings in 2010.

Utility-Grade Performance.    We provide solutions and services for many of the largest and most sophisticated solar PV installations in the world. We design and manufacture our products to conform to the world's most demanding requirements. We are one of just a few companies that are able to compete successfully for utility-grade projects as the reliability, efficiency and performance requirements of this market segment require deep technological capabilities and expertise at both the inverter and systems design and implementation levels. By combining industry leading performance with sophisticated system intelligence and in-depth performance monitoring, we are able to provide our customers with the industry's most advanced and sophisticated power conversion solutions.

Proven Track Record of Innovation and Strong Intellectual Property Portfolio.    We have a history of innovation in large-scale, advanced solutions for electrical power conversion. From the introduction of the first single-cabinet PV inverter in 2002 to the groundbreaking one MW PV inverter in 2008, our innovation has positioned our products as industry standards in the large-scale commercial and utility-scale solar PV markets. Our research and development capabilities and strong intellectual property portfolio have helped us to improve the efficiency, uptime, reliability, and power production of our power conversion solutions. In 2009, we introduced the Satcon Solstice, the industry's first complete power harvesting and array management solution for large-scale commercial and utility-scale solar PV plants. This innovative system boosts total system energy production by 5-12% and lowers overall balance of system costs by 20-25% compared to a traditional inverter system, while reducing installation time and expense. The overall efficiency of a PV system, or its ability to deliver power with minimum energy loss, is vital to its effective commercialization and overall profitability, and depends on the efficiency of all of its component parts. Our proprietary maximum power production tracking (Edge™ MPPT) technology incorporated in our Solstice solution is designed to ensure that the entire PV system delivers maximum throughput in the harshest environments thereby enhancing the economic return to our customers.

Global Commercial and Manufacturing Footprint.    We are a global company with operations in North America, Europe and Asia. Our broad footprint allows us to pursue opportunities in diverse geographies as well as mitigate region-specific macroeconomic pressures. Our foreign sales and marketing offices are located in China, the Czech Republic and Greece. Our primary manufacturing facilities are in Ontario, Canada and our recently opened contract manufacturing facility in Shenzhen, China. We also perform certain manufacturing operations at our facilities in Massachusetts and California. We expect to significantly increase our manufacturing capacity through our recently announced manufacturing relationship with GCL Solar, one of China's largest PV plant developers. Our multiple manufacturing operations ensure quality and supply to meet global demand. Further, our manufacturing facilities are positioned in markets where local content requirements mandated by government programs will make choosing our solutions more attractive to our customers. We have substantially grown our production capacity to a current level of approximately 1.5 GW per year. Aided by our global footprint, we have already begun to achieve substantial sales in Europe and Asia, including 200 MW of orders through our partnership with GCL Solar.

Strong Technical and Management Expertise.    Our senior management team includes seasoned veterans that collectively have many years of experience in the renewable energy industry. In the past two years, we have augmented our senior leadership with additional seasoned executives to help Satcon exploit the sizeable market opportunity we believe we have. Our Chief Executive Officer, Steve Rhoades, joined us in May 2008, after serving as Chief Operating Officer at Advanced Energy Industries, Inc. where he was responsible for substantially improving profitability, margins and restructuring the organization's product portfolio. Our Chief Technology Officer, Dr. Leo Casey, who joined us in June 2001, has helped to drive continuous innovation in the field of renewable power conversion over the past ten years, with specialized focus on conventional and alternative sources of primary energy, associated energy storage mechanisms, and grid interconnection techniques. Our Chief Financial Officer and Treasurer, Donald Peck, who joined us in March 2010, is a veteran executive with experience in financial management, operations and strategic business development. Our team of executives provides a broad range of capabilities and have enabled us to proactively manage our rapid organic growth and sustain our dominant market position.

Our Growth Strategy

We are the leading power conversion solution supplier to many of the largest North American PV developers and utilities, and a leading supplier of power conversion solutions in European and Asian markets. We intend to leverage our proven execution with industry-leading products, our advanced innovation capabilities and our global commercial and manufacturing footprint to increase market share globally.

Develop New Technology to Broaden Our High Value Solutions.    Global trends are fueling the development of ever larger solar plants and catalyzing the rapid growth for solar power conversion solutions. We offer the widest power range of utility-grade power conversion products for the PV industry. We believe the combination of our advanced technology, intellectual property and industry expertise position us to develop the industry's next generation of power conversion solutions. We believe that continuing to develop new products and technologies that meet the expanding and demanding needs of our large-scale commercial and utility-scale customers will enhance our competitive position and maximize our growth opportunities.

Expand Our International Sales and Service Footprint.    We continue to expand and deepen our sales and service operations globally as we aim to increase our market share. We are committed to establishing a large, direct local presence in the European and Asian countries where we compete, as well as maintaining and building upon the strong relationships we have in North America. We aim to strengthen and extend our existing strategic alliances and relationships, which may take the form of marketing, sales or distribution agreements. We are actively working to develop alliances and relationships with new partners to extend our global reach and take advantage of growth opportunities.

Expand Our International Manufacturing Footprint.    Our primary manufacturing operations take place in Ontario, Canada and Shenzhen, China. We also perform certain manufacturing functions at our facilities located in Fremont, California and Boston, Massachusetts. We currently have the capacity to produce approximately 1.5 GW of power conversion systems per year. In addition, we recently established a manufacturing relationship with GCL Solar, one of China's largest PV plant developers, which will enhance our manufacturing capacity for the Asian markets. We expect to increase our manufacturing capacity by approximately 100% by the end of 2011.

Recent Developments

Preliminary Results for Third Fiscal Quarter and Fourth Quarter Guidance.    On October 18, 2010, we announced preliminary unaudited financial results for revenue, gross margin percentage, operating profit and net income for our third quarter ended September 30, 2010, bookings and backlog, and estimated revenues and gross margin percentage for our fourth quarter ended December 31, 2010.

With respect to the period ended September 30, 2010, we announced that we expect to report:

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revenues of between $56 million and $58 million for the three months ended September 30, 2010, an increase of over 450% from our revenues during the three months ended September 30, 2009, which would exceed our previously announced guidance of between $43 million and $47 million;

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revenues of between $98 million and $100 million for the nine months ended September 30, 2010, an increase of approximately 220% from our revenues during the nine months ended September 30, 2009;

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gross margin percentage for the three months ended September 30, 2010 of between 26% and 28%, which percentage would be consistent with our previously announced guidance; and

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positive operating income for the three months ended September 30, 2010.

Our expected positive operating income for the third quarter does not reflect the impact of interest, taxes and other non-operating expenses, as well as non-cash charges such as foreign exchange gains or losses, changes in the fair value of outstanding warrants and dividends and accretion of our Series C Preferred Stock. We expect that the net impact of these non-operating charges will result in a net loss attributable to common stockholders for the three months ended September 30, 2010 of between $0.02 and $0.03 per share.

In addition, we reported that our bookings recorded during the third quarter were approximately $78 million, and that our bookings recorded during the nine months ended September 30, 2010 totaled over $200 million, an increase of 465% over the bookings recorded during the same nine-month period in 2009. Our year-to-date bookings represent over 800 MW of orders for our products, with 49% of those bookings coming from North America, 28% from Europe and 23% from Asia.

At October 15, 2010, our backlog, which consists of purchase orders from our customers expected to be shipped during the balance of 2010 and through September 30, 2011, was approximately $124 million. At such date, North American customers represented 58%, Asian customers represented 24% and European customers represented 18% of our backlog.

With respect to the fourth quarter of 2010, we announced that we expect our revenues to be in the range of $70 million to $75 million and our gross margin percentage to be between 28% and 32%. The foregoing constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and should be read in light of the section of this prospectus supplement entitled "Special Note Regarding Forward-Looking Information." The foregoing are our projections only, and our actual results could differ materially and adversely from those set forth above as a result of various factors, some of which are listed in the section of this prospectus supplement entitled "Risk Factors."

Conversion of Preferred Stock.    On October 15, 2010, we entered into an agreement with Rockport Capital Partners, L.P. and NGP Energy Technology Partners, L.P., the holders of our outstanding Series C Preferred Stock, pursuant to which Rockport and NGP have agreed to convert their shares of Series C Preferred Stock into approximately 27,665,859 shares of our common stock simultaneously with the consummation of this offering. The 27,665,859 shares represent the number of shares of our common stock underlying the Series C Preferred Stock pursuant to the existing terms of the Series C Preferred Stock and the accrued and unpaid dividends thereon through the expected closing date. To induce the Series C Preferred Stock holders to convert their shares, we will pay the Series C Preferred Stock holders an aggregate of $1.25 million in cash upon conversion. On October 7 and 8, 2010, all outstanding of shares of our Series B Preferred Stock were converted into 251,677 shares of our common stock. We have been accounting for dividends, accretion and deemed dividends on our preferred shares as a non-cash charge to earnings totaling approximately $5.2 million for the nine-month period ended September 30, 2010. Following the conversion of our Series C Preferred Stock as described above, we will no longer be recording an expense to reflect the dividends, accretion and deemed dividends. We will not consummate this offering unless the conversion occurs.

Strategic Manufacturing Agreement with GCL Solar.    On September 27th, 2010, we announced we expanded our partnership with GCL Solar, one of China's largest utility solar power plant developers, to enhance production of our industry leading 500 kW PowerGate Plus line of solar PV inverters for the Asian market. Our expanded partnership now includes a strategic manufacturing agreement, with a minimum of 300 MW in annual production beginning in March 2011.

The Offering

Common stock offered by us	9,000,000 shares
Common stock to be outstanding immediately after this offering	115,513,692 shares

Use of Proceeds

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, and possibly acquisitions of other businesses, products or technologies.

See "Use of Proceeds."

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol "SATC."

Risk Factors

See "Risk Factors" on page S-8 of this prospectus supplement, page 1 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Principal Executive Office

Our principal executive offices are located at 27 Drydock Avenue, Boston, Massachusetts 02210 and our telephone number is (617) 897-2400. Our worldwide web address is www.satcon.com. The information on our web site is not incorporated by reference into this prospectus supplement and should not be considered to be part of this prospectus supplement.

Outstanding Shares

As of June 30, 2010, we would have had 106,513,692 shares of common stock outstanding after giving retroactive effect to the issuance of (i) 6,469,930 shares of common stock issued in connection with the exercise of outstanding options and warrants and pursuant to a contractual obligation, (ii) 251,677 shares of common stock upon conversion of our Series B Preferred Stock and (iii) approximately 27,665,859 shares of our common stock to be issued upon conversion of our Series C Preferred Stock, which will occur simultaneously with the consummation of this offering. Please see "—Recent Developments—Conversion of Preferred Stock" regarding the recent conversion of the Series B Preferred Stock and an agreement regarding the conversion of the Series C Preferred Stock to be effected simultaneously with the consummation of this offering. This number excludes the following:

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16,369,664 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.42 per share,

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12,319,719 shares of our common stock subject to outstanding stock options at a weighted average exercise price of $2.11 per share, and

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7,171,912 shares of our common stock reserved for future issuances under our stock option plans.

The 115,513,692 shares of our common stock to be outstanding after this offering includes the 106,513,692 shares described in the preceding paragraph and the 9,000,000 shares to be sold by us in this offering.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriter's overallotment option and no exercise of outstanding options or warrants to purchase shares of common stock listed above as excluded from our outstanding shares as of June 30, 2010.

Risk Factors

This offering involves a high degree of risk. Before making an investment in our common stock, you should carefully consider the specific factors discussed below and under the heading "Risk Factors" in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future before making an investment in our common stock. Our business, results of operations, cash flows and financial condition could be materially adversely affected by the materialization of any of these risks. In any such case, the market price of our common stock could decline, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference also contain, and any free writing prospectus that we have authorized for use in connection with this offering may also contain, forward-looking statements that involve risks and uncertainties.

Risks Related to the Offering

Our actual results may vary from our preliminary third quarter results and fourth quarter guidance included in "Prospectus Supplement Summary—Recent Developments—Preliminary Results for Third Fiscal Quarter and Fourth Quarter Guidance" and the variances may be material.

This prospectus supplement contains bookings and backlog information and certain preliminary unaudited financial results for revenue, gross margin percentage, operating profit and net income for our third quarter ended September 30, 2010 and estimated revenues and gross margin percentage for our fourth quarter ended December 30, 2010. Our fourth quarter estimates reflect assumptions, which may or may not prove to be correct. Our actual results may vary from those estimates, and such variations may be material. In addition to the other risks described or incorporated by reference herein, factors that may cause our actual results to differ materially from our estimated revenues and estimated gross margin percentage include whether we are able to deliver sufficient product to meet our revenue forecast and the actual mix of products we sell, as well as the actual cost of components used in our products and freight charges. Moreover, our bookings and backlog may not necessarily translate into revenue for a variety of reasons and factors both within and outside of our control, and therefore we caution you not to place undo reliance thereon. Furthermore, with respect to our announced preliminary unaudited financial results and upon completion of our auditors' review of such results, it is possible significant changes to such results may be necessary. Finally, such preliminary unaudited financial results do not reflect all of our material financial information as of and for the three and nine months ended September 30, 2010, and we therefore caution you not to place undo reliance thereon. See "Special Note Regarding Forward Looking-Information" for a discussion of factors that may cause our actual results to vary from our estimates.

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $3.4450 per share, representing the difference between the amount per share paid by you in this offering and the as adjusted net tangible book value per share of our common stock after giving effect to this offering at a price of $3.90 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. Our as adjusted net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets as of June 30, 2010 after giving effect to the conversion of our Series B Preferred Stock and Series C Preferred Stock into shares of our common stock as described in "Prospectus Supplement Summary—Recent Developments—Conversion of Preferred Stock" and the issuance of 6,469,930 shares in connection with the exercise of outstanding options and warrants and pursuant to a contractual obligation, and dividing this amount by the number of shares of our common stock outstanding on June 30, 2010 as adjusted by such conversions and issuances. In the past, we issued options and warrants to acquire common stock at prices below the offering price. To the extent these outstanding options and warrants are ultimately exercised, you will incur further dilution. See the section entitled "Dilution" in this prospectus supplement for a discussion of the dilution you will incur if you purchase common stock in this offering.

We will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we anticipate using all of the net proceeds in the offering for working capital and other general corporate purposes, and possibly acquisitions of other business, products or technologies, we will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not increase our profitability or market value.

Upon consummation of the conversion of the Series C Preferred Stock, the former holders will continue to have substantial voting power on matters submitted to our stockholders and to be able to exert considerable influence over the board level decision-making at our company.

Upon consummation of the conversion of the Series C Preferred Stock, but not giving effect to the offering, the former holders of the Series C Preferred Stock will hold approximately 26% of our outstanding common stock. In addition, such holders own warrants to acquire approximately 13 million shares of our common stock. Upon consummation of this offering such holders will continue to own and beneficially own a substantial portion of our common stock. Because these holders will continue to own a significant percentage of our voting power, they will have considerable influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors and approval of merger, consolidations and the sale of all or substantially all of our assets. In addition, these holders will continue to be entitled to designate members of our board of directors and designees to serve on our board committees, enabling them to exert considerable influence over the board level decision-making at our company.

 Special Note Regarding Forward-Looking Information

This prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein contain, and any free writing prospectus that we have authorized for use in connection with this offering may contain, forward-looking statements that involve risks and uncertainties. All statements, other than statements of historical facts, included or incorporated in this prospectus supplement and the accompanying prospectus and in any such free writing prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of forward-looking statements include statements concerning our expected and projected financial results; the competitive nature of the markets in which we compete; the demand for our products; our ability to introduce new products and technologies; our ability to effectively manage growth; and our ability to obtain sufficient capital to expand our business. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus supplement, the accompanying prospectus, as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus that we have authorized for use in connection with this offering. See "Risk Factors." You should read these factors and other cautionary statements made in this prospectus supplement and the accompanying prospectus, and in the documents we incorporate by reference and in any such free writing prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and the accompanying prospectus, in the documents incorporated by reference and in any such free writing prospectus. We do not assume any obligation to update any forward-looking statements made by us.

These risks and uncertainties include those described elsewhere in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and include the following:

  •
  our history of operating losses;

  •
  issuance of additional shares of our common stock;

  •
  our ability to maintain compliance with Nasdaq Marketplace Rules for continued listing on Nasdaq;

  •
  the demand for our products;

  •
  the availability of third-party financing arrangements for our customers;

  •
  our ability to maintain our technological expertise in design and manufacturing processes;

  •
  our ability to protect our intellectual property;

  •
  our ability to attract and retain highly qualified personnel;

  •
  our success against our competitors;

  •
  our dependence on third-party suppliers;

  •
  our exposure to losses from fixed price engineering contracts;

  •
  our ability to manage our growth;

  •
  product liability claims;

  •
  environmental laws and regulations;

  •
  demand for alternative energy solutions;

  •
  the risks associated with international operations;

  •
  the credit risks associated with some of our customers; and

  •
  the availability of sufficient funds for our corporate needs.

Use of Proceeds

We estimate that the net proceeds from the sale of the 9,000,000 shares of common stock that we are offering will be approximately $32.7 million, or approximately $37.6 million, if the underwriter exercises in full its option to purchase 1,350,000 additional shares of common stock, after deducting the estimated underwriting discounts and commissions and our estimated expenses of this offering.

We intend to use the net proceeds from the sale of the shares of common stock offered hereby for working capital and other general corporate purposes, and possibly acquisitions of other businesses, products or technologies. Working capital and other general corporate purposes may include research and development expenditures and capital expenditures. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these shares of our common stock. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

Price Range of Common Stock and Dividend Policy

Our common stock trades on the Nasdaq Capital Market under the symbol "SATC." The following table sets forth, for the periods indicated, the high and low sales price of our common stock, as reported on the Nasdaq Capital Market:

	High	Low
2010
First Quarter	$2.93	$2.19
Second Quarter	3.12	2.22
Third Quarter	3.93	2.66
Fourth Quarter (through October 21, 2010)	4.31	3.41
2009
First Quarter	$1.73	$1.08
Second Quarter	2.57	1.50
Third Quarter	2.31	1.66
Fourth Quarter	2.87	1.70
2008
First Quarter	$2.50	$1.32
Second Quarter	3.51	1.75
Third Quarter	2.81	1.61
Fourth Quarter	2.00	1.40

On October 21, 2010, the last reported sale price of our common stock as reported on the Nasdaq Capital Market was $4.08 per share. As of October 20, 2010, there were approximately 227 holders of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends for the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, under the terms of our Series C Preferred Stock, we may not pay dividends on our common stock without the consent of the holders of at least 67% of the outstanding Series C Preferred Stock. We may not pay dividends on our common stock unless we have paid all dividends owing on the Series C Preferred Stock. See "Prospectus Supplement Summary—Recent Developments—Conversion of Preferred Stock" regarding the conversion of the Series C Preferred Stock in connection with this offering. Finally, under the credit agreement governing our line of credit with Silicon Valley Bank, we may not pay dividends on our common stock without the consent of Silicon Valley Bank.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2010:

  •
  on an actual basis;

  •
  on an adjusted basis to give effect to (i) the issuance of 9,000,000 shares of our common stock, at the offering price of $3.90 per share, after deducting underwriting discounts and commissions and our estimated offering expenses, and without exercise of the option granted to the underwriter to purchase additional shares of common stock to cover overallotments, if any, (ii) the issuance of 6,469,930 shares of our common stock in connection with the exercise of outstanding options and warrants and a contractual obligation after June 30, 2010, (iii) the issuance of 251,677 shares of our common stock upon conversion of our Series B Preferred Stock on October 7 and 8, 2010 and (iv) the issuance of approximately 27,665,859 shares of our common stock pursuant to the conversion of our outstanding Series C Preferred Stock under the terms of the agreement described in "Prospectus Supplement Summary—Recent Developments—Conversion of Preferred Stock." Pursuant to the terms of the agreement, the conversion of the Series C Preferred Stock will occur simultaneously with the consummation of this offering.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and accompanying prospectus. See "Prospectus Summary—The Offering" for information relating to the expected number of shares of our common stock to be outstanding after this offering.

	As of June 30, 2010
	Actual	As Adjusted
	(in thousands except share and per share data)
Cash and cash equivalents	$14,381	$47,910 (1)

Notes payable, net of current portion and discount of $1,071	10,314	10,314
Redeemable convertible Series B preferred stock (75 shares issued and outstanding at June 30, 2010; face value $5,000 per share; liquidation preference $375, actual, and none issued and outstanding as adjusted)	375	—
Redeemable convertible Series C preferred stock (25,000 shares issued and outstanding at June 30, 2010; face value $1,000 per share, liquidation preference $28,220, actual, and none issued and outstanding as adjusted)	24,759	—

Stockholders' equity (deficit):
Common stock: $0.01 par value; 200,000,000 shares authorized; 72,126,226 shares (2) issued and outstanding, actual; 115,513,692 shares issued and outstanding, as adjusted	721	1,155
Additional paid-in capital	221,767	280,071
Accumulated deficit	(243,821)	(243,896)
Accumulated other comprehensive loss	(1,429)	(1,429)

Total stockholders' equity (deficit)	(22,762)	35,901

Total capitalization	$12,686	$46,215

(1)
Reflects the expenditure of $1.25 million of cash consideration paid to the holders of our Series C Preferred Stock for the conversion of the Series C Preferred Stock and the estimated net proceeds from this offering.

(2)
Excludes (i) 24,929,322 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average purchase price of $1.38 per share; (ii) 12,446,133 shares of our common stock subject to outstanding stock options at a weighted average exercise price of $2.09 per share; (iii) 7,303,975 shares of our common stock reserved for future issuances under our stock option plans; (iv) 251,677 shares of our common stock reserved for issuance upon conversion of our Series B Preferred Stock; and (v) 27,134,484 shares of our common stock reserved for issuance upon conversion of our Series C Preferred Stock, in each case, as of June 30, 2010.

Dilution

As of June 30, 2010, our unaudited net tangible book value was $6,818,685, or approximately $0.0945 per share based on 72,126,226 shares outstanding. Our net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets and dividing this amount by the number of shares of our common stock outstanding on June 30, 2010. Our as adjusted net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets as of June 30, 2010 after giving effect to the conversion of the Series B Preferred Stock and Series C Preferred Stock into shares of our common stock as described in "Prospectus Supplement Summary—Recent Developments—Conversion of Preferred Stock" and the issuance of 6,469,930 shares of our common stock upon exercise of outstanding warrants and options and payment of a contractual obligation and dividing this amount by the number of shares of our common stock outstanding on June 30, 2010 as adjusted by such conversions and issuance. The as adjusted number of shares of our outstanding common stock at June 30, 2010 is 106,513,692 shares.

Dilution per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the as adjusted net tangible book value per share of our common stock after giving effect to this offering. After giving effect to the sale of 9,000,000 shares of our common stock in this offering and deducting the underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value as of June 30, 2010 would have been $0.4550 per share of our common stock. This amount represents an immediate increase in as adjusted net tangible book value of $0.3623 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $3.4450 per share to purchasers of common stock in this offering. The following table illustrates this per share dilution:

Public offering price per share of common stock		$3.900
Net tangible book value per share as of June 30, 2010	$0.0945
Decrease per share attributable to conversions of Series B Preferred Stock and Series C Preferred Stock, exercise of warrants and options and issuance of common stock as payment of a contractual obligation	$0.0018

As adjusted net tangible book value per share as of June 30, 2010	$0.0927
Increase per share attributable to new investors in this offering	$0.3623

As adjusted net tangible book value per share as of June 30, 2010 after giving effect to this offering		$0.4550

Dilution per share to new investors in this offering		$3.4450

This table assumes no exercise of the underwriter's over-allotment option to purchase up to 1,350,000 additional shares of common stock from us. If the underwriter exercises this option in full, the as adjusted net tangible book value after giving effect to this offering will increase to approximately $0.5036 per share, representing an increase to existing stockholders of approximately $0.4109 per share, and there will be an immediate dilution of approximately $3.3964 per share to new investors.

The above as adjusted number of shares of our common stock outstanding, as of June 30, 2010, excludes:

•
16,369,664 shares of our common stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.42 per share;

•
12,319,719 shares of our common stock subject to outstanding stock options at a weighted average exercise price of $2.11 per share; and

•
7,171,912 shares of our common stock reserved for future issuances under our stock option plans.

To the extent that options or warrants excluded from the table above are exercised, there will be further dilution to new investors.

 Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following summary describes the material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock acquired in this offering by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. Special rules may apply to certain Non-U.S. Holders that are subject to special treatment under the Internal Revenue Code of 1986, as amended, or the Code, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, U.S. expatriates, "controlled foreign corporations," "passive foreign investment companies," corporations that accumulate earnings to avoid U.S. federal income tax, persons that hold our common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or integrated investment, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those discussed below. This discussion assumes that the Non-U.S. Holder holds our common stock as a capital asset.

The following discussion is for general information only and is not tax advice. Persons considering the purchase of our common stock should, consult their own tax advisors concerning the U.S. federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Except as otherwise described in the discussion of estate tax below, a "Non-U.S. Holder" is a beneficial holder of our common stock that is not a U.S. Holder or a partnership. A "U.S. Holder" means a beneficial holder of our common stock that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United Slates and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) acquires our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding our common stock are urged to consult their tax advisors.

Distributions

Subject to me discussion below, distributions, if any, made to a Non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly-executed IRS Form W-8BEN, or other appropriate form, certifying the Non-U.S. Holder's entitlement to benefits under that treaty. Treasury regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to such agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected (and are not exempt from net U.S. federal income tax under a treaty as described below), is filed with us. Effectively connected dividends will be subject to net U.S. federal income tax, generally in the same manner and at the regular rate as if the Non-U.S. Holder were a U.S. citizen or resident alien or a domestic corporation, as the case may be, unless a specific treaty exemption applies. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any effectively connected dividends would generally be subject to net U.S. federal income tax only if they are also attributable to a permanent establishment maintained by the holder in the United States. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional "branch profits tax", which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder's effectively connected earnings and profits, subject to certain adjustments. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may generally obtain a refund of any excess amounts currently withheld if you timely file an appropriate claim for refund with the IRS.

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce your tax basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Gain on Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of Non-U.S. Holders who are nonresident alien individuals, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (iii) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. In general, we would be a United States real property holding corporation if the fair market value of interests in U.S. real estate comprised at least half of the fair market value of our total business assets. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as (1) the Non-U.S. Holder owned directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder's holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (i) above (i.e., the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States), you will be required to pay tax on the net gain derived from the sale at generally applicable United States federal income tax rates, subject to an applicable income tax treaty providing otherwise, and corporate Non-U.S. Holders described in (i) above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (ii) above (i.e., nonresident alien individual present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met), you will be required to pay a flat 30% tax (or a reduced rate under an applicable income tax treaty) on the gain derived from the sale, which tax may be offset by U.S. source capital losses if you have timely filed tax returns with respect to such losses (even though you are not considered a resident of the United States).

Information Reporting and Backup Withholding

Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder, Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly-executed IRS Form W-8BEN), unless the payer otherwise has knowledge or reason to know that the payee is a U.S. person. The backup withholding rate is currently 28% and is scheduled to increase to 31% for payments made after December 31, 2010. Backup withholding is generally not required on payments to corporations, whether domestic or foreign.

Under current U.S. federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our common stock effected by or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. The certification procedures for claiming benefits under a tax treaty described in "—Distributions" above will satisfy the certification requirements to avoid backup withholding as well. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge or reason to know that the holder is a U.S. person.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may generally be obtained, provided that the required information is timely furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to "foreign financial institutions" (as specifically defined in this new legislation) and certain other non-U.S. entities (including financial intermediaries). Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. The legislation imposes a 30% withholding tax on dividends, or gross proceeds from the sale or other disposition of, common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specifically defined for U.S. federal estate tax purposes) at the time of death is considered a U.S. situs asset includible in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. The United States federal estate tax was automatically repealed effective January 1, 2010, for the estates of decedents dying in the year 2010. Accordingly, at present, there is no United States federal estate tax. However, Congress could pass a law reinstating the estate tax that has retroactive effect. In addition, unless Congress acts to make the current repeal permanent, the estate tax will be reinstated with respect to decedents who die after December 31, 2010. In view of the continuing uncertainty regarding the federal estate tax law, prospective investors arc urged to consult their tax advisors regarding the U.S. federal estate tax considerations of acquiring, holding, and disposing of common stock. The test for whether an individual is a resident of the United States for federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be "Non-U.S. Holders" for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

THE FEDERAL TAX DISCUSSION CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED AND CANNOT BE USED BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE INTERNAL REVENUE CODE. THE FEDERAL TAX DISCUSSION CONTAINED HEREIN WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION DESCRIBED HEREIN.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement dated October 21, 2010, between us and Jefferies & Company, Inc., as sole underwriter, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, the entire 9,000,000 shares of common stock offered by this prospectus supplement.

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent such as the receipt by the underwriter of officers' certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriter will purchase all of the shares if any of them are purchased, other than those shares covered by the overallotment option described below. We have agreed to indemnify the underwriter and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The underwriter has advised us that it currently intends to make a market in our common stock. However, the underwriter is not obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for our common stock.

The underwriter is offering the common stock subject to its acceptance of the shares from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriter has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Commissions and Expenses

The underwriter has advised us that it proposes to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.1404 per share. After the offering, the public offering price, concession and reallowance to dealers may be reduced by the underwriter. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay to the underwriter and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter's option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$3.900	$3.900	$35,100,000	$40,365,000
Underwriting discounts and commissions	$0.234	$0.234	$2,106,000	$2,421,900
Proceeds to us, before expenses	$3.666	$3.666	$32,994,000	$37,943,100

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to in the table above, will be approximately $330,000.

Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol "SATC".

Option to Purchase Additional Shares

We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 1,350,000 additional shares at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. This option may be exercised only if the underwriter sells more shares than the total number set forth on the cover page of this prospectus supplement.

No Sales of Similar Securities

We, our executive officers and directors and certain of our significant stockholders have agreed, subject to specified exceptions, not to directly or indirectly:

  •
  sell, offer, contract or grant any option to sell (including, without limitation, any short sale), pledge, transfer or establish an open put equivalent position within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of common stock, options, rights or warrants to acquire shares of common stock or securities exchangeable or exercisable for or convertible into shares of common stock, or

  •
  publicly announce the intention to do any of the foregoing.

The restrictions described above do not apply to:

  •
  transfers by gift, will or intestate succession to the immediate family of a holder or to a trust the beneficiaries of which are exclusively the holder and/or a member or members of the holder's immediate family and, with respect to our significant stockholders, to partners and members of shareholders of such stockholders; provided, in each case, that such transferee agrees to be bound by the aforementioned agreement;

  •
  the conversion of our Series C Preferred Stock into shares of our common stock simultaneously with the consummation of this offering as described in "Prospectus Summary Supplement—Recent Developments—Conversion of Preferred Stock; or

  •
  sales or transfers of shares or grants of options made pursuant to any of our stock option, stock bonus or other stock plan and any of our outstanding warrants, in each case, as in effect on the date hereof and as described herein; provided, in each case, that our executive officers and directors and certain of our significant stockholders will continue to be bound by the aforementioned agreement with respect to any such securities received.

The above restrictions terminate after the close of trading of the shares on and including the 90 days after the date of this prospectus supplement. However, subject to certain exceptions, in the event that either:

  •
  during the last 17 days of each respective restricted period, we issue an earnings release or material news or a material event relating to us occurs or

  •
  prior to the expiration of each respective restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of each respective restricted period, then in either case the expiration of each respective restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of an earnings release or the occurrence of the material news or event, as applicable.

The underwriter may, in its sole discretion, at any time or from time to time before the termination of the restricted period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriter and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares (other than under one of the exceptions described above) prior to the expiration of the lock-up period.

Stabilization

The underwriter has advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in transactions, including overallotment, stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. Overallotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. "Covered" short sales are sales made in an amount not greater than the underwriter's option to purchase additional shares of our common stock in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares. "Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. A stabilizing bid is a bid for the purchase of shares of our common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of our common stock. A syndicate covering transaction is the bid for or the purchase of shares of our common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if shares of our common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available by email or on websites or through other online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares of our common stock for sale to online brokerage account holders. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's web sites and any information contained in any other web site maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus supplement and accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Affiliations

The underwriter and its affiliates from time to time may in the future provide various investment banking, commercial banking and financial advisory to us and our affiliates in the ordinary course of business. The underwriter and its affiliates, as applicable, will receive customary compensation in connection with such services.

Notice to Investors

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (as defined below) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of our common stock to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a)    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)    to fewer than 100 natural or legal persons per Relevant Member State (other than qualified investors as defined in the Prospectus Directive); or

(d)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of our common stock shall result in a requirement for the publication by us or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an "offer of our common stock to the public" in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase or subscribe our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Shares of our common stock may not be offered or sold and will not be offered or sold to any persons in the United Kingdom other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or otherwise in circumstances which have not resulted or will not result in an offer to the public in the United Kingdom within the meaning of the Financial Services and Markets Act 2000, or the FSMA.

In addition, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us. Without limitation to the other restrictions referred to herein, this prospectus supplement is directed only at (1) persons outside the United Kingdom or (2) persons who:

(a)    are qualified investors as defined in section 86(7) of FSMA, being persons falling within the meaning of article 2.1(e)(i), (ii) or (iii) of the Prospectus Directive; and

(b)   are either persons who fall within article 19(1) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Order, or are persons who fall within article 49(2)(a) to (d) ("high net worth companies, unincorporated associations, etc.") of the Order; or

(c)    to whom it may otherwise lawfully be communicated in circumstances in which Section 21(1) of the FSMA does not apply.

Without limitation to the other restrictions referred to herein, any investment or investment activity to which this offering circular relates is available only to, and will be engaged in only with, such persons, and persons within the United Kingdom who receive this communication (other than persons who fall within (2) above) should not rely or act upon this communication.

Germany

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz—WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin). This prospectus supplement has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus supplement does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus supplement and any other document relating to our common stock, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our common stock to the public in Germany, any public marketing of our common stock or any public solicitation for offers to subscribe for or otherwise acquire our common stock. This prospectus supplement and other offering materials relating to the offer of our common stock are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

France

This prospectus has not been prepared in the context of a public offering of financial securities in France within the meaning of Article L.411-1 of the French Code Monétaire et Financier and Title I of Book II of the Règlement Général of the Autorité des marchés financiers (the "AMF") and therefore has not been and will not be filed with the AMF for prior approval or submitted for clearance to the AMF. Consequently, the shares of our common stock may not be, directly or indirectly, offered or sold to the public in France and offers and sales of the shares of our common stock may only be made in France to qualified investors (investisseurs qualifiés) acting for their own, as defined in and in accordance with Articles L.411-2 and D.411-1 to D.411-4, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code Monétaire et Financier. Neither this prospectus nor any other offering material may be released, issued or distributed to the public in France or used in connection with any offer for subscription on sale of the shares of our common stock to the public in France. The subsequent direct or indirect retransfer of the shares of our common stock to the public in France may only be made in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code Monétaire et Financier.

Sweden

This is not a prospectus under, and has not been prepared in accordance with the prospectus requirements provided for in, the Swedish Financial Instruments Trading Act [lagen (1991:980) om handel med finasiella instrument] nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish public body has examined, approved, or registered this document.

 Legal Matters

Certain legal matters with respect to the validity of the common stock offered by this prospectus supplement will be passed upon for us by Greenberg Traurig, LLP, Boston, Massachusetts. Goodwin Procter LLP, Boston, Massachusetts, is counsel for the underwriter in connection with this offering.

Experts

The consolidated financial statements of Satcon Technology Corporation included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, have been audited by Caturano and Company, Inc., independent registered public accounting firm, as indicated in their report with respect thereto, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Such consolidated financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy this information at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can view our electronically filed reports, proxy statements and other information at the SEC's web site, www.sec.gov, or our web site, www.Satcon.com. Information included on our web site is not part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 which we have filed with the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's web site. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and our common stock, you should refer to the registration statement.

 Incorporation of Certain Documents by Reference

We are "incorporating by reference" into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement, except as described below. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, other than any portions of such documents that are not deemed "filed" under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules:

  •
  our Annual Report on Form 10-K for our fiscal year ended December 31, 2009;

  •
  our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010;

  •
  our Current Reports on Form 8-K, filed with the SEC on March 15, 2010, April 28, 2010, June 11, 2010, June 17, 2010, August 16, 2010 and October 18, 2010; and

  •
  the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on November 6, 1992, including any amendments or reports filed for the purpose of updating that description.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement to the end of the offering of the shares of our common stock pursuant to this prospectus supplement shall also be deemed to be incorporated herein by reference (other than any portions of any such documents that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and will automatically update information in this prospectus supplement.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Satcon Technology Corporation
27 Drydock Avenue
Boston, MA 02210
Attn: Investor Relations Department
(617) 897-2400

PROSPECTUS

Satcon Technology Corporation

$50,000,000

Common Stock
Preferred Stock
Warrants
Purchase Contracts
Depositary Shares
Debt Securities
Units

        This prospectus relates to common stock, preferred stock, warrants, purchase contracts, depositary shares, debt securities and units that we may sell from time to time in one or more offerings up to a total dollar amount of $50,000,000 on terms to be determined at the time of sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.

        Our common stock is traded on the Nasdaq Capital Market under the symbol "SATC."

        These securities may be sold directly by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See "Plan of Distribution" in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 1.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2010

 Important Notice about the Information Presented in this Prospectus

        You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled "Where You Can Find More Information." We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" carefully before making an investment decision.

        Unless the context otherwise requires, the terms "Satcon," "the Company," "our company," "we," "us," "our" and similar names refer collectively to Satcon Technology Corporation and its subsidiaries.

ABOUT SATCON TECHNOLOGY CORPORATION

        We are a world leading technology provider of utility grade power conversion solutions for the renewable energy market. Our products feature the widest range of power ratings in the industry, and are utilized by businesses and utility companies to efficiently convert renewable energy sources into stable and reliable electrical power.

        Our suite of photovoltaic and fuel cell power inverters offer rugged and reliable solutions that enhance the total output and power production of a solar installation. We also offer system design services and solutions for management, monitoring, and performance measurement to maximize capital investment and improve overall quality and performance over the entire lifespan of an installation.

        We were incorporated in Delaware in May 1992 under the name of Satcon Technology Corporation. Our principal executive offices are located at 27 Drydock Avenue, Boston, Massachusetts 02210, and our telephone number is (617) 897-2400. Our worldwide web address is www.Satcon.com. The information on our web site is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus.

RISK FACTORS

        Investing in our securities involves significant risks. Please see the risk factors under the heading "Risk Factors" in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

 SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See "Risk Factors." You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

 RATIOS OF EARNINGS TO FIXED CHARGES

        We have not recorded earnings for any of our last five fiscal years and, accordingly, are unable to cover fixed charges from our earnings. Loss consists of loss before provision for income taxes and cumulative effects of accounting changes plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense that we believe to be representative of interest. The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. The following table discloses our dollar coverage deficiency.

	Three Months Ended December 31,				Fiscal Year Ended December 31,	Fiscal Year Ended September 30,
	2009	2008	2007	2006	2005	2005
Earnings (in thousands)	$(23,548)	$(14,337)	$(8,117)	$(13,344)	$(1,172)	$(9,142)
Fixed Charges (in thousands)	$—	$—	$3,344	$1,168	$45	$429
Ratio of Earnings to Fixed Charges	—	—	(2.43)	(11.42)	(26.17)	(21.30)
Coverage deficiency to attain a ratio of 1:1 (in thousands)	$23,548	$14,337	$11,461	$14,512	$1,217	$9,571

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

        We have not recorded earnings for any of our last five fiscal years and, accordingly, are unable to cover combined fixed charges and preferred dividends from our earnings. Loss consists of loss before provision for income taxes and cumulative effects of accounting changes plus fixed charges. Fixed charges consist of interest expense and a portion of rental expense that we believe to be representative of interest. The ratio of earnings to combined fixed charges and preferred dividends was computed by dividing earnings by combined fixed charges and preferred dividends. The following table discloses our dollar coverage deficiency.

	Fiscal Year Ended September 30,				Three Months Ended December 31,	Fiscal Year Ended December 31,
	2009	2008	2007	2006	2005	2005
Earnings (in thousands)	$(23,548)	$(14,337)	$(8,117)	$(13,344)	$(1,172)	$(9,142)
Combined Fixed Charges and Preferred Dividends (in thousands)	$70	$130	$3,482	$1,315	$87	$557
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	(336.22)	(110.00)	(2.33)	(10.15)	(13.43)	(16.42)
Coverage deficiency to attain a ratio of 1:1 (in thousands)	$23,618	$14,467	$11,599	$14,658	$1,260	$9,699

 USE OF PROCEEDS

        We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes, and possibly acquisitions of other businesses, products or technologies. Working capital and other general corporate purposes may include research and development expenditures, capital expenditures and any other purpose that we may specify in any prospectus supplement. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of these securities. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.

THE SECURITIES WE MAY OFFER

        The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

        We may sell from time to time, in one or more offerings:

  •
  common stock;

  •
  preferred stock;

  •
  depositary shares;

  •
  debt securities;

  •
  warrants to purchase common stock, preferred stock, depositary shares, debt securities or units;

  •
  purchase contracts; or

  •
  units comprised of common stock, preferred stock, depositary shares, warrants, purchase contracts and debt securities in any combination.

        In this prospectus, we refer to the common stock, preferred stock, depositary shares, debt securities, warrants, purchase contracts and units collectively as "securities." The total dollar amount of all securities that we may issue will not exceed $50,000,000.

        If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

        This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

 DESCRIPTION OF COMMON STOCK

        The following is a description of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws.

General

        Under our certificate of incorporation, we have authority to issue 200,000,000 shares of common stock, par value $0.01 per share. As of March 1, 2010, there were 71,001,440 shares of common stock issued and outstanding. All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. Accordingly, the full price for the outstanding shares of common stock will have been paid at issuance and any holder of our common stock will not be later required to pay us any additional money for such common stock.

        In addition, as of March 1, 2010:

  •
  there were outstanding warrants to purchase an aggregate of up to 24,714,055 shares of our common stock at a weighted average exercise price of $1.37 per share;

  •
  there were an aggregate of 10,895,434 shares of our common stock subject to outstanding stock options at a weighted average exercise price of $2.17 per share;

  •
  9,015,820 shares of our common stock were reserved for future issuances under our stock option plans;

  •
  251,678 shares of our common stock were reserved for issuance upon conversion of our outstanding Series B Preferred Stock, which is described below under "Description of Preferred Stock—General"; and

  •
  26,538,462 shares of our common stock were reserved for issuance upon conversion of our outstanding Series C Preferred Stock, which is described below under "Description of Preferred Stock—General."

Dividends

        Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, the holders of our common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of common stock will receive dividends pro rata out of assets that we can legally use to pay distributions, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights

        Holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other class or series of stock, such as our Series C Preferred Stock, as discussed in more detail below. Holders of common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a plurality of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Other Rights

        Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Transfer Agent

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, NY 10038.

Listing

        Our common stock is listed on the Nasdaq Capital Market under the symbol "SATC."

 DESCRIPTION OF PREFERRED STOCK

        The following is a description of the material terms and provisions of our preferred stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation and bylaws and to any applicable amendment to the certificate of incorporation designating terms of a series of preferred stock, including, without limitation, certificates of designation.

General

        Under our certificate of incorporation, we have authority to issue 1,000,000 shares of preferred stock, par value $.01 per share.

        As of March 1, 2010, 75 shares of our Series B Preferred Stock were outstanding. The shares of Series B Preferred Stock bear a cumulative dividend at a rate of 8% per annum of the $5,000 per share liquidation preference. Dividends are payable semi-annually and, except in certain limited circumstances, may be paid by us, at our option, either through the issuance of shares of common stock or in cash. In the event of a liquidation of our company, the holders of shares of the Series B Preferred Stock are entitled to receive a liquidation payment prior to the payment of any amount with respect to the shares of our common stock. The amount of this preferential liquidation payment is $5,000 per share of Series B Preferred Stock, plus the amount of any accrued but unpaid dividends on those shares. Each outstanding share of Series B Preferred Stock is convertible into a number of shares of common stock equal to $5,000 divided by the conversion price of the Series B Preferred Stock, which is currently $1.49, but may be adjusted if certain events occur, including the issuance of shares of common stock at a price less than the conversion price. The holders of Series B Preferred Stock are entitled to redeem their shares of Series B Preferred Stock immediately prior to the consolidation, merger or business combination of Satcon with another entity, the sale or transfer of more than 50% of Satcon's assets or the closing of a purchase, tender or exchange offer made to the holders of more than 50% of the outstanding common stock. In such an event, the redemption price per share will equal $6,250 plus any accrued but unpaid dividends and liquidated damages. We may pay the redemption price in either cash or shares of common stock.

        As of March 1, 2010, 25,000 shares of our Series C Preferred Stock were outstanding. Set forth below are the material terms of the Series C Preferred Stock:

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  Seniority.  The Series C Preferred Stock ranks senior to the common stock and senior to all other existing or future classes or series of preferred stock or other equity securities, other than the outstanding Series B Preferred Stock, with which it ranks pari passu.

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  Dividends.  Holders of the Series C Preferred Stock have the right to receive, in preference to all other classes of stock junior in rank to the Series C Preferred Stock, cumulative dividends at a rate of 5% of the stated liquidation preference amount, as defined below. After the payment of this dividend, holders of the Series C Preferred Stock are entitled to participate on an as converted basis in the payment of any dividends on the common stock.

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  Liquidation Preference.  Upon a liquidation, dissolution, winding-up, consolidation, merger, sale of substantially all assets or similar event, holders of the Series C Preferred Stock have the right to receive, in preference to all other classes of our stock junior in rank to the Series C Preferred Stock, an amount per share equal to the greater of (i) $1,000 per share plus all accrued but unpaid dividends (the "stated liquidation preference amount"), or (ii) the amount per share that a holder would have received if, immediately prior to the liquidation, that holder's share had been converted to common stock. After payment of the liquidation preference described above, holders of the Series C Preferred Stock are not entitled to any further participation in any distribution of our assets.

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  Conversion.  Each share of Series C Preferred Stock is convertible into that number of shares of common stock equal to the quotient determined by dividing 1,000 (plus accrued dividends) by the conversion price. The initial conversion price of the Series C Preferred Stock is $1.04 per share. The conversion price is subject to adjustment under certain conditions and upon the occurrence of certain events, as described below. The holder of a share of Series C Preferred Stock may elect to convert that holder's share at any time. In addition, after November 8, 2009, we have the right to force conversion of all Series C Preferred Stock if, for a 180 consecutive day period, the average closing price of our common stock is equal to at least $7.00, subject to adjustment for stock dividends, stock splits or other similar recapitalizations. The Series C Preferred Stock will receive weighted average anti-dilution protection in the event of a dilutive issuance in accordance with a formula set forth in the certificate of designation.

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  Voting.  The holders of Series C Preferred Stock are entitled to vote on all matters on which the holders of common stock are entitled to vote, voting together with the holders of common stock as a single class. Each share of Series C Preferred Stock is entitled to that number of votes as is equal to the quotient determined by dividing (i) the original issue price of $1,000 by (ii) $1.44. Accordingly, each share of Series C Preferred Stock is entitled to 694 votes. The number of votes to which a share of Series C Preferred Stock is entitled is subject to adjustment for any stock dividends, combinations, splits and the like with respect to shares of common stock. We are not permitted, without the affirmative vote or written consent of the holders of at least 67% of the outstanding Series C Preferred Stock (50% of the outstanding Series C Preferred Stock with respect to items (4), (5) and (8) below), directly or indirectly, to take any of the following actions or agree to take any of the following actions:

  (1)
  authorize, create or issue any shares of preferred stock or other equity securities ranking senior to or on a parity with the Series C Preferred Stock;

  (2)
  increase or decrease the total number of authorized shares of Series C Preferred Stock;

  (3)
  amend or modify our certificate of incorporation (including the certificate of designation governing the Series C Preferred Stock) or bylaws that would adversely affect the rights, preferences, powers and privileges of the Series C Preferred Stock;

  (4)
  repurchase or redeem any shares of Series B Preferred Stock (except pursuant to the existing terms of the Series B Preferred Stock) or any equity securities ranking junior to the Series C Preferred Stock, subject to certain exceptions;

  (5)
  effect any distribution or declare, pay or set aside any dividend with respect to any equity securities ranking junior to the Series C Preferred Stock;

  (6)
  incur any form of indebtedness for borrowed money in excess of $5,000,000 in the aggregate (other than indebtedness existing at November 8, 2007);

  (7)
  effect a liquidation, consummate a reorganization event or dispose, transfer or license any material assets, technology or intellectual property, other than non-exclusive licenses in connection with sales of our products in the ordinary course of business;

  (8)
  consummate any transaction that results in the transfer or issuance of securities, or options, warrants or other rights to receive securities of a subsidiary or any other transaction following which a subsidiary no longer remains wholly-owned by us or pursuant to which any third party has a right to purchase securities of a subsidiary;

  (9)
  change the size of our board of directors;

    (10)
    encumber or grant a security interest in all or substantially all or a material part of our assets except to secure indebtedness permitted above that is approved by our board of directors;

    (11)
    acquire a material amount of assets of another entity, through a merger, purchase of assets or purchase of capital stock or otherwise; or

    (12)
    enter into any agreement to do or cause to be done any of the foregoing.

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  Redemption.  On or after November 8, 2011, the holders of two-thirds of the outstanding shares of Series C Preferred Stock may require us to redeem all or any portion of the outstanding shares of Series C Preferred Stock. The redemption price is equal to 120% of the liquidation preference amount, to the extent that the redemption is made in cash, or 140% of the liquidation preference amount to the extent that, at our election, the redemption is made in shares of common stock. If the redemption is made in shares of common stock, the shares will be based on the fair market value of the common stock, based on a 10 day volume weighted average, as of the redemption date.

        We did not have any other shares of preferred stock outstanding as of the date of this prospectus. Shares of preferred stock may be issued from time to time, in one or more series, as authorized by our board of directors. Prior to the issuance of shares of each series, the board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix, for each series, the designations, powers and preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof, as are permitted by Delaware law. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transactions that holders of common stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of common stock might receive a premium for their shares over the then market price of such shares of common stock. When issued, the preferred stock will be fully paid and nonassessable and will have no preemptive rights.

Terms

        If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:

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  the title of the series and stated value;

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  the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

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  the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;

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  the date from which dividends on the preferred stock will accumulate, if applicable;

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  any procedures for auction and remarketing;

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  any provisions for a sinking fund;

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  any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;

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  any securities exchange listing;

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  any voting rights and powers;

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  whether interests in the preferred stock will be represented by depository shares;

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  the terms and conditions, if applicable, of conversion into shares of our common stock, including the conversion price or rate or manner of calculation thereof;

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  a discussion of any material U.S. federal income tax considerations;

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  the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;

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  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and

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  any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.

 DESCRIPTION OF DEPOSITARY SHARES

        We may issue receipts for depositary shares representing fractional shares of preferred stock. The fractional share of the applicable series of preferred stock represented by each depositary share will be set forth in the applicable prospectus supplement.

        The shares of any series of preferred stock underlying any depositary shares that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the applicable fraction of a share of the preferred stock underlying the depositary share, to all of the rights, preferences, and privileges, and will be subject to the qualifications and restrictions, of the preferred stock underlying that depositary share.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to the holders of the depositary shares that are sold in the applicable offering. We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary receipt, that describes the terms of any depositary shares we are offering before the issuance of the related depositary shares. The following summaries of material provisions of the deposit agreement, the depositary shares, and the depositary receipts are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary shares. We urge you to read the prospectus supplements relating to any depositary shares that are sold under this prospectus, as well as the complete deposit agreement and depositary receipt.

Form

        Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts will entitle their holders to all of the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

        If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary shares owned by them.

        The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

Liquidation Preference

        If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution, or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Withdrawal of Underlying Preferred Stock

        Except as otherwise provided in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to the holder.

Redemption of Depositary Shares

        If the preferred stock underlying any depositary shares we may sell under this prospectus is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the underlying preferred stock. Whenever we redeem shares of underlying preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately, as may be determined by the depositary.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

Voting

        Upon receipt of notice of any meeting at which holders of the preferred stock underlying any depositary shares that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the underlying preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying preferred stock represented by the holder's depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying preferred stock to the extent it does not receive specific instructions with respect to the depositary shares representing such preferred stock.

Conversion of Preferred Stock

        If the prospectus supplement relating to any depositary shares that we may sell under this prospectus states that the underlying preferred stock is convertible into our common stock or other securities, the following will apply. The depositary shares, as such, will not be convertible into any of our securities. Rather, any holder of the depositary shares may surrender the related depositary receipts to the depositary with written instructions that direct us to cause conversion of the preferred stock represented by the depositary shares into or for whole shares of our common stock or other securities, as applicable. Upon receipt of those instructions and any amounts payable by the holder in connection with the conversion, we will cause the conversion using the same procedures as those provided for conversion of the underlying preferred stock. If only some of a holder's depositary shares are converted, a new depositary receipt or receipts will be issued to the holder for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary shares at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary shares have been redeemed or converted into any other securities into which the underlying preferred stock is convertible or there has been a final distribution, including to holders of depositary receipts, of the underlying preferred stock in connection with our liquidation, dissolution, or winding up.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock, the initial issuance of the depositary shares, any redemption of the preferred stock, and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income, and other taxes and governmental charges and other specified charges as provided in the deposit arrangement for their accounts. If these charges have not been paid, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares evidenced by the depositary receipt.

Limitation on Liability

        Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying preferred stock for deposit, holders of depositary receipts, or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Corporate Trust Office of Preferred Stock Depositary

        The preferred stock depositary's corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Reports to Holders

        We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares. Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person's interest as an owner of depositary shares evidenced by the receipts.

 DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, preferred stock, depositary shares, debt securities or units. Warrants may be issued independently or together with common stock, preferred stock, depositary shares, debt securities or units, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:

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  the offering price and aggregate number of warrants offered;

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  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

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  the date on and after which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase common stock, preferred stock, depositary shares or units, the number of shares of common stock, preferred stock, depositary shares or units, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;

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  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at which this principal amount of debt securities may be purchased upon exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreement and warrants may be modified;

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  a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;

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  the terms of the securities issuable upon exercise of the warrants; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

 DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or varying number of debt securities, shares of common stock or preferred stock, depositary shares, warrants, or any combination of the above, at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of debt securities, shares of common stock or preferred stock, depositary shares, warrants, or any combination of the above. The price of the securities subject to the purchase contracts may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula described in the purchase contracts. We may issue purchase contracts separately or as a part of units, each consisting of a purchase contract and one or more of the other securities described in this prospectus or securities of third parties, including U.S. Treasury securities, securing the holder's obligations under the purchase contract. If we issue a purchase contract as part of a unit, the applicable prospectus supplement will state whether the purchase contract will be separable from the other securities in the unit before the purchase contract settlement date. The purchase contracts may require us to make periodic payments to holders or vice versa and the payments may be unsecured or pre-funded on some basis. The purchase contracts may require holders to secure the holder's obligations in a manner specified in the applicable prospectus supplement, and in certain circumstances, we may deliver newly issued prepaid purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original purchase contract.

        The applicable prospectus supplement will describe the terms of any purchase contracts in respect of which this prospectus is being delivered, including, to the extent applicable, the following:

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  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

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  whether the purchase contracts are to be prepaid or not;

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  whether the purchase contracts will be issued as part of a unit and, if so, the other securities comprising the unit;

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  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance, or level of the securities subject to purchase under the purchase contract;

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  any acceleration, cancellation, termination, or other provisions relating to the settlement of the purchase contracts; and

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  whether the purchase contracts will be issued in fully registered or global form.

Material U.S. federal income tax consideration applicable to the purchase contracts will also be discussed in the applicable prospectus supplement.

 DESCRIPTION OF DEBT SECURITIES

        This section outlines some of the provisions of the debt securities we may issue and the indenture and supplemental indentures pursuant to which they may be issued. This description may not contain all of the information that is important to you and is qualified in its entirety by reference to the form of indenture and the applicable supplemental indenture with respect to the debt securities of any particular series. The specific terms of any series of debt securities will be described in the applicable prospectus supplement. If so described in a particular supplement, the specific terms of any series of debt securities may differ from the general description of terms presented below.

        We may issue secured or unsecured debt securities. Our debt securities will be issued under an indenture to be entered into between us and a trustee to be designated by us, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our debt securities may be convertible into our common stock or other of our securities.

        When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

        Unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of our company and will rank equally with all of our other unsecured and unsubordinated indebtedness. The holders of our debt securities will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries.

        In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to such debt securities.

        We have described select portions of the indenture below. This description may not contain all of the information that is important to you. The form of indenture has been included as an exhibit to the registration statement of which this prospectus is a part, and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions.

General

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. (Section 2.02)

        We may issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. When we offer a particular series of debt securities, we will identify the title of the debt securities, the trustee or trustees (to which we refer in this description collectively as the trustee) and the aggregate principal amount of the debt securities we are offering, and we will describe the following terms of the debt securities, if applicable:

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  the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which we will pay the principal on the debt securities;

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  the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine the rate or rates (including any rate or rates determined by reference to any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities and the indenture may be served, and the method of such payment, if by wire transfer, mail or other means;

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  the terms and conditions on which we may redeem the debt securities;

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  any obligations we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the date or dates on which or period or periods within which, the price or prices at which and the other detailed terms and provisions upon which the debt securities will be redeemed or purchased pursuant to such obligations;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

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  whether the debt securities will be issued as bearer or fully registered securities and, if they are to be issued as fully registered securities, whether they will be in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon acceleration or declaration of acceleration of the maturity date, if other than the principal amount;

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  the currency of denomination of the debt securities;

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  the designation of the currency, currencies or currency units in which payment of principal of and interest on the debt securities will be made;

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  if payments of principal of or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

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  the terms, if any, of subordination of the debt securities;

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  any provisions relating to any security provided for the debt securities;

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  any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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  any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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  any provisions relating to conversion of any debt securities into equity interests, including the conversion price and the conversion period, whether conversion will be mandatory, at the option of the holders of the debt securities or at our option, events requiring an adjustment of the conversion price, and provisions affecting conversion if the debt securities are redeemed;

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  any exchange features of the debt securities;

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  whether any underwriter(s) will act as market maker(s) for the debt securities;

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  the extent to which a secondary market for the debt securities is expected to develop;

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  any addition to or change in the provisions relating to satisfaction and discharge of the indenture described in this prospectus with respect to the debt securities, or in the provisions relating to legal defeasance or covenant defeasance under the indenture described in this prospectus with respect to the debt securities;

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  any addition to or change in the provisions relating to modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

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  any other terms or provisions of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

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  any registrars, paying agents, service agents, depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities. (Section 2.02)

        We will provide you with information on the material United States federal income tax considerations and other special considerations applicable to any series of debt securities in the applicable prospectus supplement.

        The indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our board of directors, the officers' certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

        One or more series of debt securities may be sold at a discount to their stated principal amount or may bear no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, commodity indices, stock exchange indices, financial indices, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general United States federal tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        When we determine to issue debt securities, we will instruct the trustee to authenticate for issuance such debt securities in a principal amount that we will provide in a resolution of our board of directors, in an officers' certificate or by a supplemental indenture. Our instructions may authorize the trustee to authenticate and deliver such debt securities upon our oral or electronic instructions or the oral or electronic instructions of our authorized agent or agents. (Section 2.03)

Transfer and Exchange

        We expect most debt securities to be issued in denominations of $1,000 and integral multiples thereof. Each debt security will be represented by either one or more global securities deposited with and registered in the name of a depositary to be designated by us in the applicable prospectus supplement, or a nominee (we refer to any debt security represented by a global security as a "book-entry debt security"), or by a certificate issued in definitive registered or bearer form (we refer to any fully registered debt security represented by a certificate as a "registered certificated debt security"), as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Securities" below, book-entry debt securities will not be issuable in certificated form.

        You may transfer or exchange registered certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of registered certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. (Section 2.07)

        You may effect the transfer of registered certificated debt securities, and the right to receive the principal of and interest on those registered certificated debt securities, only by surrendering the certificate representing those registered certificated debt securities and the issuance by us or the trustee of a certificate to the new holder. (Section 2.07)

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued to the depositary in registered certificated form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement. (Section 2.14)

No Protection in the Event of a Change of Control or a Highly Leveraged Transaction

        Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

        We will set forth in the applicable prospectus supplement any restrictive covenants applicable to the particular debt securities being issued.

Subordination

        Debt securities of a series may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as will be defined in the applicable prospectus supplement) to the extent set forth in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or sell, lease, transfer, convey, or otherwise dispose of or assign all or substantially all of our properties and assets to, any entity or enter into a plan of liquidation unless:

  •
  we are the resulting or surviving corporation in such consolidation or merger or the successor entity in the transaction (if other than us)(or, in the case of a plan of liquidation, any entity to which our properties or assets are transferred), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes, by supplemental indenture, our obligations on the debt securities and under the indenture; and

  •
  immediately after giving effect to the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, shall have occurred and be continuing.

        Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties and assets to us or any of our other subsidiaries. (Section 5.01)

Events of Default

        An "event of default" means, with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 consecutive days;

  •
  default in the payment of principal of any debt security of that series when and as due and payable;

  •
  default on any obligation to deposit any sinking fund payment when and due and payable in respect of any debt security of that series;

  •
  default in the performance or breach of any other covenant or warranty by us in the indenture or any debt security (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization with respect to us; and

  •
  any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement. (Section 6.01)

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute a default under certain of our other indebtedness outstanding from time to time, as may be provided in the terms governing that other indebtedness.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. (Section 6.02)

        At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on the acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived (and certain other conditions have been satisfied) as provided in the indenture. (Section 6.02) We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives reasonable security or indemnity satisfactory to it against any cost, expense or liability. (Section 7.02(f)) Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 6.05)

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or such debt securities for any remedy under the indenture, unless the trustee for such debt securities:

  •
  has failed to act for a period of 60 days after receiving notice of a continuing event of default with respect to such debt securities from such holder and a request to act by holders of not less than 25% in principal amount of the outstanding debt securities of that series;

  •
  has been offered indemnity satisfactory to it in its reasonable judgment; and

  •
  has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request. (Section 6.06)

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment. (Section 6.07)

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee an officers' certificate as to compliance with the indenture. (Section 4.04) The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default (except in payment of the principal of or interest on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities. (Section 7.05)

Modification and Waiver

        Generally, we may amend the indenture with the consent of, and our compliance with provisions of the indenture may be waved by, the holders of a majority in principal amount of the outstanding debt securities of each series affected by the amendment or waiver. However, we may not make any or amendment without the consent of, and our compliance with provisions of the indenture requires the waiver of, each holder of the affected debt securities if that amendment or waiver would:

  •
  reduce the principal of or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

  •
  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

  •
  reduce the principal amount of discount securities payable upon acceleration of maturity;

  •
  waive a redemption payment, or change any of the other redemption provisions, with respect to any debt security, except as specifically set forth in the applicable resolution of our board of directors, the officers' certificate or the supplemental indenture establishing the terms and conditions of such debt securities;

  •
  make the principal of or interest on any debt security payable in a currency other than that stated in the debt security;

  •
  waive a default in the payment of the principal of or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

  •
  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest on those debt securities and to institute suit for the enforcement of any such payment, and certain waivers or amendments; or

  •
  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver. (Section 9.02)

        In addition, the indenture permits us and the trustee to make certain routine amendments to the indenture without the consent of any holder of debt securities. (Section 9.01)

Discharge

        Our obligations under the indenture will be discharged as to a series of debt securities when all of the debt securities of that series have been delivered to the trustee for cancellation or, alternatively, when the following conditions are met:

  •
  all of the debt securities of that series that have not been delivered for cancellation have become due and payable, whether by reason of the mailing of a notice of redemption or otherwise, or will become due and payable within one year;

  •
  we have deposited with the trustee in trust for the benefit of the holders of such debt securities funds in an amount sufficient to pay all of our indebtedness owing on such debt securities; and

  •
  we have paid all other amounts due and payable by us under the indenture;

  •
  we have instructed the trustee to apply the deposited money toward the payment of such debt securities at maturity or on the date of redemption, as the case may be. (Section 8.01)

Legal Defeasance and Covenant Defeasance

        The indenture provides that, upon the satisfaction of certain conditions specified in the indenture:

  •
  we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) (we refer to this below as "legal defeasance"); or

  •
  we may omit to comply with the covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default with respect to the debt securities of that series (we refer to this below as "covenant defeasance"). (Section 8.02)

        The conditions to the legal defeasance or covenant defeasance of a series of debt securities as described above include:

  •
  depositing with the trustee money and/or non-callable obligations guaranteed by the U.S. government (which we refer to below as "U.S. government obligations") that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of and interest on, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities;

  •
  in the case of legal defeasance, delivering to the trustee an opinion of counsel confirming that we have received an Internal Revenue Service tax ruling or that there has been a change in applicable United States federal income tax law, in either case to the effect that, and based thereon, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related legal defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been in the case if the deposit and related legal defeasance had not occurred;

  •
  in the case of covenant defeasance, delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred;

  •
  there being no continuing default with respect to the debt securities of that series on the date of deposit of the money and/or U.S. government obligations referred to above (other than a default resulting from the borrowing of funds to be applied to that deposit);

  •
  the defeasance not resulting in a breach or violation of, or default under, any of our or our subsidiaries' material agreements (other than any such default resulting solely from the borrowing of funds to be applied to the deposit referred to above and the grant of any lien on that deposit in favor of the trustee and/or the holders of the debt securities of that series); and

  •
  delivering to the trustee a certificate stating that the deposit was not made with the intent of preferring the holders of the debt securities of that series over any other of our creditors or with the intent of defeating, hindering, delaying or defrauding any other of our creditors. (Section 8.03)

Regarding the Trustee

        The indenture provides that, except during the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an event of default or any event, act or condition that, after notice or the passage of time or both, would be an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. (Section 7.01)

        The indenture and provisions of the Trust Indenture Act that are incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign. (Section 7.10)

Governing Law

        The indenture and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York. (Section 10.08)

 DESCRIPTION OF UNITS

        The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. Units may be offered independently or together with common stock, preferred stock, depositary shares, debt securities and/or warrants offered by any prospectus supplement, and may be attached to or separate from those securities.

        While the terms we have summarized below will generally apply to any future units that we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

        We will incorporate by reference into the registration statement of which this prospectus is a part the form of unit agreement, including a form of unit certificate, if any, that describes the terms of the series of units we are offering before the issuance of the related series of units. The following summaries of material provisions of the units and the unit agreements are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the units that we sell under this prospectus, as well as the complete unit agreements that contain the terms of the units.

General

        We may issue units consisting of common stock, preferred stock, depositary shares, debt securities, warrants, or any combination thereof. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units, including the following:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Common Stock," "Description of Preferred Stock," "Description of Depositary Shares," "Description of Warrants," "Description of Purchase Contracts," "Description of Debt Securities," and "Description of Units" will apply to each unit and to any common stock, preferred stock, depositary share, debt security or warrant included in each unit, respectively.

Issuance in Series

        We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit, without the consent of the related unit agent or the holder of any other unit, may enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

        We, the unit agent, and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purposes and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

CERTAIN ANTI-TAKEOVER AND INDEMNIFICATION PROVISIONS OF
OUR CERTIFICATE OF INCORPORATION AND BY-LAWS AND DELAWARE LAW

        The following is a summary of certain anti-takeover and indemnification provisions of Delaware law and our certificate of incorporation and bylaws which affect us and our stockholders. The description below is intended as only a summary. You can access complete information by referring to Delaware General Corporation Law and our certificate of incorporation and bylaws, and the following summary is qualified in its entirety by reference to such documents and the applicable provisions of the Delaware General Corporation Law.

Board Composition, Removal of Directors and Filling Vacancies.

        In accordance with our certificate of incorporation, our board is divided into three classes serving staggered three-year terms, with one class being elected each year. Our certificate of incorporation also provides that, for so long as the board is classified, directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds of the shares of capital stock issued and outstanding and entitled to vote. Furthermore, unless and until filled by the stockholders, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum, or by a sole director. Any amendment to the provisions of the certificate of incorporation with respect to these matters must be approved by at least 75% of the outstanding shares of capital stock entitled to vote on the amendment.

Blank Check Preferred Stock.

        We have shares of preferred stock available for future issuance without stockholder approval, except to the extent holders of preferred stock have a consent right under the terms of their preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interests of us or our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation's voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

  •
  before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

  •
  at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Indemnification of Directors and Officers

        Section 102(b)(7) of Delaware General Corporation Law enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its board of directors for violations of a director's fiduciary duty. Article 9 of our certificate of incorporation eliminates in certain circumstances the liability of our directors for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

        Section 145 of Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        In accordance with Section 145, our bylaws include provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits of proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, unlawfully or in the best interests our company. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, our bylaws provide for indemnification only to the extent that the we determine that such person acted in good faith and in a manner not opposed to our best interests.

        However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, we have been informed that in the opinion of the SEC, such indemnification as it relates to federal securities laws is against public policy and, therefore, unenforceable. Further, insofar as limitations may be so permitted pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, such limitation of liabilities does not apply to any liabilities arising under federal securities laws.

        In addition, Section 145 permits us to purchase and maintain insurance on behalf of any of our officers, directors, employees or agents or any person serving at our request as an officer, director, employee or agent of another corporation serving as described above whether or not we would have the power to indemnify such person under Section 145. We have a directors and officers liability policy that insures our officers and directors against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

        In addition certain directors and officers have been granted contractual indemnification rights, pursuant to which they will be entitled to indemnification from us under certain circumstances.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby in one or more of the following ways from time to time:

  •
  through agents to the public or to investors;

  •
  to one or more underwriters or dealers for resale to the public or to investors;

  •
  in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, or an exchange or otherwise;

  •
  directly to investors in privately negotiated transactions; or

  •
  through a combination of these methods of sale.

        The securities that we distribute by any of these methods may be sold, in one or more transactions, at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to prevailing market prices; or

  •
  negotiated prices.

        We will set forth in a prospectus supplement the terms of the offering of our securities, including:

  •
  the name or names of any agents or underwriters;

  •
  the purchase price of our securities being offered and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts and commissions and other items constituting agents' or underwriters' compensation;

  •
  the public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchanges on which such common stock may be listed.

Underwriters

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

        If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.

        If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate principal amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the securities less the principal amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Agents

        We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

        We may also sell securities directly to one or more purchasers without using underwriters or agents.

Trading Markets and Listing of Securities

        Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the Nasdaq Capital Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

        In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

        Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

EXPERTS

        The consolidated financial statements of Satcon Technology Corporation included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness our internal control over financial reporting as of December 31, 2009, have been audited by Caturano and Company, P.C., independent registered public accounting firm, as indicated in their report with respect thereto, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such consolidated financial statements are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

        Certain legal matters, including the legality of the securities offered, will be passed upon for us by our counsel, Greenberg Traurig, LLP, Boston, Massachusetts. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC's Internet site at www.sec.gov. The SEC's Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC's Internet site.

        Our Internet address is www.Satcon.com. The information on our Internet website is not incorporated by reference in this prospectus.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

        We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

  (1)
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

  (2)
  Our Current Reports on Form 8-K filed on March 15, 2010 and April 28, 2010;

  (3)
  All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

  (4)
  The description of our common stock contained in our Registration Statement on Form 8-A filed on November 6, 1992, including any amendments or reports filed for the purpose of updating that description.

        You may request a copy of these documents, which will be provided to you at no cost, by contacting:

Satcon Technology Corporation
27 Drydock Avenue
Boston, MA 02210
Attn: Investor Relations Department
(617) 897-2400

        You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

9,000,000 Shares

Common Stock

Prospectus Supplement

Jefferies & Company

October 21, 2010